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Exhibit 99.3

TRANSPORTATION SERVICE AGREEMENT
Contract Identification FT16128

This Transportation Service Agreement (Agreement) is entered into by Great Lakes Gas Transmission Limited Partnership (Transporter) and TRANSCANADA PIPELINES LlMITED (Shipper).

WHEREAS, Shipper has requested Transporter to transport Gas on its behalf and Transporter represents that it is willing to transport Gas under the terms and conditions of this Agreement.

NOW, THEREFORE, Transporter and Shipper agree that the terms below constitute the transportation service to be provided and the rights and obligations of Shipper and Transporter.

1.
EFFECTIVE DATE:    November 01, 2016

2.
CONTRACT IDENTIFICATION:    FT16128

3.
RATE SCHEDULE:    FT

4.
SHIPPER TYPE:    Other

5.
STATE/PROVINCE OF INCORPORATION:    Canada

6.
TERM:    November 01, 2011 to October 31, 2021

  Transporter and Shipper agree that Shipper may extend the primary term of this Agreement by exercising a Contractual Right of First Refusal, pursuant to the procedures set forth in Section 6.16 of the General Terms and Conditions of Transporter's FERC Gas Tariff.

7.
EFFECT ON PREVIOUS CONTRACTS:

  This Agreement supersedes, cancels and terminates, as of the effective date stated above, the following contract(s): Service Agreement dated November 01, 2015 with Contract Identification FT16128.

8.
MAXIMUM DAILY QUANTITY (Dth/Day):    313,727

  Please see Appendix A for further detail.

9.
RATES:

  Unless Shipper and Transporter have agreed to a rate other than the maximum rate, rates shall be Transporter's maximum rates and charges plus all applicable surcharges in effect from time to time under the applicable Rate Schedule (as stated above) on file with the Commission unless otherwise agreed to by the parties in writing. Provisions governing a Rate other than the maximum shall be set forth in this Paragraph 9 and/or on Appendix B hereto.

  Shipper and Transporter agree that for service under this Agreement from the point(s) of receipt listed on Appendix A to the point(s) of delivery listed ion Appendix A, the Reservation Fee to be charged shall be the lesser of $8.212 per Dth or Great Lakes' currently effective Maximum Tariff Rate.

10.
POINTS OF RECEIPT AND DELIVERY:

  The primary receipt and delivery points are set forth on Appendix A.

11.
RELEASED CAPACITY:

  N/A

12.
INCORPORATION OF TARIFF INTO AGREEMENT:

  This Agreement shall incorporate and in all respects be subject to the "General Terms and Conditions" and the applicable Rate Schedule (as stated above) set forth in Transporter's FERC Gas Tariff, Third Revised Volume No. 1, as

  may be revised from time to time. Transporter may file and seek Commission approval under Section 4 of the Natural Gas Act (NGA) at any time and from time to time to change any rates, charges or provisions set forth in the applicable Rate Schedule (as stated above) and the "General Terms and Conditions" in Transporter's FERC Gas Tariff, Third Revised Volume No. 1, and Transporter shall have the right to place such changes in effect in accordance with the NGA, and this Agreement shall be deemed to include such changes and any such changes which become effective by operation of law and Commission Order, without prejudice to Shipper's right to protest the same.

13.
MISCELLANEOUS:

  No waiver by either party to this Agreement of any one or more defaults by the other in the performance of this Agreement shall operate or be construed as a waiver of any continuing or future default(s), whether of a like or a different character.

  Any controversy between the parties arising under this Agreement and not resolved by the parties shall be determined in accordance with the laws of the State of Michigan.

14.
OTHER PROVISIONS:

  It is agreed that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any Partner, agent, management official or employee of the Transporter or any director, officer or employee of any of the foregoing, for any obligation of the Transporter arising under this Agreement or for any claim based on such obligation and that the sole recourse of Shipper under this Agreement is limited to assets of the Transporter.

  Upon termination of this Agreement, Shipper's and Transporter's obligations to each other arising under this Agreement, prior to the date of termination, remain in effect and are not being terminated by any provision of this Agreement.

15.
NOTICES AND COMMUNICATIONS:

  All notices and communications with respect to this Agreement shall be in writing by mail, e-mail, or fax, or other means as agreed to by the parties, and sent to the addresses stated below or to any other such address(es) as may be designated in writing by mail, e-mail, or fax, or other means similarly agreed to:

ADMINISTRATIVE MATTERS
Great Lakes Gas Transmission Limited Partnership Commercial Services 700 Louisiana St., Suite 700 Houston, TX 77002-2700	TRANSCANADA PIPELINES LIMITED 450 – 1st Street S.W. Calgary, AB T2P 5H1 Canada Attn: Don Bell

AGREED TO BY:
GREAT LAKES GAS TRANSMISSION LIMITED PARTNERSHIP By: Great Lakes Gas Transmission Company	TRANSCANADA PIPELINES LIMITED

/s/ STEVEN D. JASKOLSKI Steven D. Jaskolski Director, Commercial Services	/s/ DAVE SCHULTZ Dave Schultz Vice-President, Commercial East Canadian Natural Gas Pipelines

Dated: October 27, 2015	Dated: October 27, 2015
/s/ STEPHEN M. V.CLARK Stephen M. V.Clark Senior Vice President Canadian & Eastern U.S. Natural Gas Pipelines
Dated: October 29, 2015

 APPENDIX A

Contract Identification FT16128

Date: November 01, 2016
Supersedes Appendix Dated: November 01, 2015

Shipper: TRANSCANADA PIPELINES LIMITED

Maximum Daily Quantity (Dth/Day) per Location:

Begin Date	End Date	Point(s) of Primary Receipt	Point(s) of Primary Delivery	MDQ	Maximum Allowable Operating Pressure (MAOP)
11/01/2011	10/31/2015	ST. CLAIR		313,727	974
11/01/2015	10/31/2016	ST. CLAIR		313,727	974
11/01/2016	10/31/2021	ST. CLAIR		313,727	974
11/01/2011	10/31/2015		EMERSON	313,727	974
11/01/2015	10/31/2016		EMERSON	313,727	974
11/01/2016	10/31/2021		EMERSON	313,727	974

QuickLinks

  Exhibit 99.3
TRANSPORTATION SERVICE AGREEMENT Contract Identification FT16128
APPENDIX A Contract Identification FT16128